EMPLOYMENT AGREEMENT

      Employment Agreement effective as of May 15, 2000 (the "Effective Date") between Douglas Roth (the "Executive") and Dispatch Management Services Corp., a Delaware corporation ("the Company").

      WHEREAS, the Company desires to employ the Executive as Vice-President and Chief Financial Officer of the Company and the Executive desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Executive and the Company hereby agree as follows;

                                    ARTICLE I
                                   Employment

      Section 1.01. Position; Term; Responsibilities. The Company shall employ the Executive as Chief Financial Officer of the Company for a term commencing on the date hereof and continuing unless terminated pursuant to the provisions of
Article III below. In the event that the Company terminates this Agreement without cause (as defined in Section 3.01 below), the Executive shall be entitled to receive the continuation of the base salary for a period of one hundred eighty (180) days following the end of the notice period. The Board of Directors of the Company (the "Board") has elected the Executive as a Vice-President of the Company as of the Effective Date and the Executive shall serve the Company in such capacity at the pleasure of the Board.

      Subject to the powers, authorities and responsibilities vested in the Board and in duly constituted committees of the Board, the Executive shall have the responsibility and authority for performance of the duties of Vice-President and Chief Financial Officer as set forth in the Bylaws of the Company. The Executive shall also perform such other executive and administrative duties, not inconsistent with the position of Vice-President and Chief Financial Officer as may from time to time be authorized or directed by the Board. The Executive agrees to be employed by the Company in such capacities for the Employment Period, subject to the terms and conditions hereinafter set forth.

      Section 1.02. Duties. During the Employment Period, the Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote his full and undivided business time and attention to the transaction of the business of the Company and not engage in any other business activities except with the approval of the Board.
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                                   ARTICLE II
                                  Compensation

      Section 2.01. Base Salary. As compensation for his services hereunder, the Company shall pay to the Executive during the Employment Period an annual salary of not less than $175,000 (the "Base Salary"), payable in installments in accordance with the Company's normal payment schedule.

      Section 2.02. Bonus. DMS has adopted the 1997 Stock Incentive Plan. Under this plan, the Executive will be eligible to receive, at the discretion of the Company, incentive stock options, non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted or deferred stock, and certain other awards the value of which is based upon the value of the underlying common stock.

      As of the Effective Date, the Company has granted the Executive options over 25,000 shares of the Company's common stock at a strike price equal to the closing price of the Company's stock as of the end of business on the Effective Date. Such options will have a term of ten (10) years and will vest 25% as of the Effective Date and 25% on the succeeding 3 anniversary dates of the Effective Date. In the event of a Change of Control (as defined in the Plan), the options shall vest and become immediately and fully exercisable for a period of three months following the Change in Control, but not to exceed the expiration of the term of the options. The Company will promptly prepare an option agreement reflecting the grant of these options.

      Section 2.03. Other Benefits. The Executive shall be entitled to participate in all employee benefit plans, including pension plans, stock options plans, group life, health and disability insurance plans, to take four weeks of paid vacation annually, to take time for illness in accordance with the Company's policy and to receive all other fringe benefits as are from time to time made generally available to executives of the Company.

      Section 2.04. Expense Reimbursement. The Company shall reimburse the Executive for all proper expenses reasonably incurred by him in the performance of his duties hereunder in accordance with the policies and procedures of the Company.

                                   ARTICLE III
                            Termination of Employment

      Section 3.01. Termination For Cause. The Company may terminate the Executive's employment by the Company for Cause (hereinafter defined) upon written notice to the Executive. For purposes of this Agreement. "Cause" shall mean any conduct of the Executive involving dishonesty, willful misconduct or moral turpitude which, in any case, is materially and demonstrably injurious to the business of the Company or any breach by the Executive of any of the provisions of Section 4.01 or 4.02 hereof. In the event the Company exercises its election to terminate the Executive's employment pursuant to this Section 3.01, the Employment Period shall terminate effective with such


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

notice and the Executive shall be entitled to receive any unpaid compensation pursuant to Section 2.01 accrued through the date of such termination and reimbursement for expenses incurred through such date pursuant to Section 2.04.

      Section 3.02. Termination Due to Disability. If, during the Employment Period, the Executive shall become disabled due to accident or illness and in the opinion of the Board shall be unable to perform the duties of the positions he then occupied for a period of 90 consecutive days or for an aggregate period of one hundred twenty (120) days during any six month period, the Company shall have the right to terminate the Employment Period effective at any time after such 90 day or 180 day period of disability by 30 days advance written notice to the Executive. If the Employment Period is terminated pursuant to this Section 3.02, the Executive shall be entitled to receive (1) any unpaid compensation pursuant to Sections 2.01 and 2.02 and any benefits payable pursuant to Section 2.03, in each case accrued through the date of such termination, and (b) reimbursement of expenses incurred through such date pursuant to Section 2.04.

      Section 3.03. Death. In the event of the death of the Executive during the Employment Period, his estate shall be entitled to receive (a) any unpaid compensation pursuant to Sections 2.01 and 2.02 and any benefits payable pursuant to Section 2.03, in each case accrued through the date of such death, and (b) reimbursement of expenses incurred through such date pursuant to Section 2.04.

      Section 3.04. Other Termination. The Company may terminate the Executive's employment by the Company for any reason other than the reasons set forth in
Section 3.01, 3.02 and 3.03 upon notice to the Executive. In the event that the Company shall exercise its election to terminate the Executive's employment pursuant to this Section 3.04, the Employment Period shall terminate effective with such notice and the Executive shall be entitled to receive (a) any unpaid compensation pursuant to Sections 2.01 and 2.02 and any benefits payable pursuant to Section 2.03, in each case accrued through the date of such termination, (b) reimbursement of expenses incurred through such date pursuant to Section 2.04, (c) continuation of the Base Salary of the Executive for a period of 180 days, effective from the date of such termination, at the annual rate thereof immediately preceding such termination, payable as provided in
Section 2.01, and (d) the continuation of group life, health and disability benefits pursuant to Section 2.03 for a period of 90 days, effective from the date of such termination.

                                   ARTICLE IV
                   Non-solicitation; Confidential Information

      Section 4.01. Non-Solicitation. During the Employment Period and for a period of one year thereafter, except with the prior written consent of the Company duly authorized by the Board, the Executive shall not (a) induce or attempt to persuade any employee of the Company to discontinue such employment relationship or (b) solicit any person, corporation, partnership or other entity or Organization which at any time during Employment Period is a customer of the Company to become a customer of another


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

entity in the same or similar business of the Company's; provided, however, that mailings made to the general public or segments of the general public and other forms of general advertising shall not be deemed to be solicitation for purposes of clause (b) of this sentence.

      Section 4.02. Confidential Information. During the Employment Period and thereafter, except with the prior written consent of the Company duly authorized by the Board. the Executive shall not disclose to any person ("Unauthorized Person") to whom he is not otherwise authorized to do so by the Company, or use for his own or any Unauthorized Person's account, any information ("Confidential Information"), whether or reduced to written or other tangible form, in which the Company has a legally protectable interest by virtue of the following:

            (a) such information is not generally known in the industry;

            (b) the Executive has had access to (or, either alone or in conjunction with others, originated or developed) such information during his employment with the Company and its subsidiaries;

            (c) such information has been treated by the Company as confidential;

            (d) such information relates to the business of the Company or any of its subsidiaries; and

            (e) such information is of competitive advantage to the Company or any of its subsidiaries;

Confidential Information for which the Executive has first secured the written consent of the Company for its disclosure or use, and Confidential Information which becomes generally known in the industry, or which otherwise ceases to be legally protectable (other than by the Executive's breach of this Agreement), shall cease to be subject to the restrictions set forth in this Section 4.02. In the event of the Executive's breach of the provisions of this Section 4.02, the Company shall have no obligation to provide any further payments or benefits to or on behalf of the Executive under this Agreement except amounts required by law.

      The Executive further agrees that immediately upon the termination of his employment (irrespective of the time, manner or cause of termination), he will surrender and deliver to the Company all (1) lists, books, records, memoranda and data, computer disks, computer access codes, magnetic media, software, and documents of every kind relating to or in connection with the Company's customers and business; and (2) all the Company's personal and physical property, including, but not limited to, corporate credit cards.


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

      Section 4.03. Scope of Covenants; Remedies. The following provisions shall apply to the covenants of the Executive contained in Sections 4.01 and 4.02:

            (a) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in Sections 4.01 and 4.02, it is expressly agreed by the Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

            (b) each party agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in Sections 4.01 and
4.02 any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to necessary to make it enforceable by such court or agency; and

            (c) the covenants contained in Sections 4.01 and 4.02 shall survive the conclusion of the Executive's employment by the Company.

                                    ARTICLE V
                                  Miscellaneous

      Section 5.01. Notices. Any notice or other communication required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by certified mail, return receipt requested, as follows: if to the Executive, to the Executive at his address as set forth in the records of the Company; and if to the Company, to Company at its main office, Attention:
Chief Executive Officer; or to either party at any other address designated by such party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery thereof or three days following the mailing thereof, as the case may be.

      Section 5.02. Assignment and Succession. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns, and the Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon his heirs, executors, administrators and legal representatives.

      Section 5.03. Headings. The Article and Section headings herein are for convenience of reference only and shall not define or limit the provisions thereof.

      Section 5.04. Prior Agreements. This Agreement supersedes all prior agreements, understandings and representations by or between the parties hereto, whether written or oral, relating to the subject matter hereof.


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

      Section 5.05. Applicable. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule.

      Section 5.06. Modification. This Agreement shall not be modified or amended except in writing signed by the parties.

      Section. 5.07. Severability. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall be deemed limited or modified to the extent necessary to make it valid and enforceable, and in no even shall this Agreement or any other provisions of this Agreement be rendered void or unenforceable.

      Section 5.08. Headings. The headings of the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.

      Section 5.09. Waiver. No waiver by the Company of any breach by the Executive of any provision or condition of this Agreement by the Executive to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No waiver by the Executive of any breach by the Comapny of any provision or condition of this Agreement by the Company to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and the Executive has signed this Agreement, as of the day and year first above written.

                                        DISPATCH MANAGEMENT SERVICES CORP.
                                        "Company"


                                        By:_____________________________________


                                        Title:__________________________________


                                        "Executive"

                                        ----------------------------------------
                                        Douglas Roth


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